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                                                                    EXHIBIT 23.5

                      CONSENT OF INDEPENDENT ACCOUNTANTS



To the Stockholders and Directors of
American Equity Trust, Inc.

     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11 of our reports dated May 8, 1996, relating to the financial statement of American Equity Trust, Inc., as of March 31, 1996; and our reports dated March 25, 1996 relating to the financial statements and schedule of the Prior Ownership Group for each of the three years in the period ended December 31, 1995 and the financial statement of the Proposed Acquisitions for the year ended December 31, 1995, which are contained in that Prospectus.

     We also consent to the reference to us under the caption "Experts" in the Prospectus



                                                       BDO Seidman, LLP



Los Angeles, California

June 17, 1996